Exhibit 99.1

Croff announces Common Share Sale and Dividend

DENVER, CO – 06/12/2008 -- Croff Enterprises, Inc. (OTCBB: COFF)announced today that the members of the Board of Directors including the Company’s Chairman and President have entered into agreements to sell all of their shares in Croff Enterprises, Inc.  As part of the sale, the existing Board of Directors and officers will resign and the Company will be relocated to Beverly Hills, California.  Jerry Jensen, Chairman of Croff, stated that he was selling his shares, “Constituting almost half of the issued and outstanding shares, to allow a new management team to grow the company and develop a more liquid market for the company’s stock. This sale will complete the Board of Directors plan to separate the non-operated oil and gas assets into a separate company, which was completed in December 2007, and allow a new management team to acquire a potentially more scalable business for the public company.”

Croff announced that a special dividend of $.40 per common share has been declared to all shareholders of record as of June 10, 2008. This would distribute most of the company’s cash to existing shareholders prior to the change in control of the Company.  Harvey Fenster, director, announced his resignation following the meeting, effective at the close of business on June 10, 2008.  This sale is expected to close by June 21, 2008.

Croff, formerly an independent energy company, assigned all of its oil and gas assets to its former Preferred B shareholders in December 2007. It has been seeking a new business in 2008. This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For Further information contact:

Alex Forest
Secretary
Croff Enterprises, Inc.
303-383-1555
alex@croff.com